UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 9, 2010

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8200 NW 52nd Terrace, Suite 102

Miami, Florida 33166, USA

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 1.01	Entry Into a Material Definitive Agreement.

Amendment to Strategic Alliance Agreement

As previously disclosed, on May 24, 2010, eLandia and our wholly-owned subsidiary, Elandia/Desca Holdings, LLC (“Desca Holdings”), entered into a Strategic Alliance Agreement (the “SAA”) with Amper, S.A. (“Amper”) pursuant to which, among other things, the parties agreed to evaluate a potential equity transaction. Under the terms of the SAA, Amper had advanced to us the sum of $5 million (the “Exclusivity Advance”) in consideration of certain exclusivity covenants. Our repayment obligations with respect to the Exclusivity Advance are secured by certain guarantees, security agreements and pledges of interests in favor of Amper (collectively, the “Security Documents”).

On December 9, 2010, the parties entered into a First Amendment to Strategic Alliance Agreement (the “SAA Amendment”). Pursuant to the SAA Amendment, which is effective as of December 2, 2010, the exclusive dealings covenant set forth in the SAA was extended until April 30, 2011. In connection with the extension of the exclusivity period, the repayment date for the Exclusivity Advance was also modified. Pursuant to the SAA Amendment, the Exclusivity Advance is now payable on the earlier of:

•	April 30, 2011;

•	the date that future payments are received by Descaserv Ecuador, S.A., an entity wholly owned by a subsidiary of Desca Holdings (“Descaserv”), under a certain customer contract;

•	the termination of the Contribution Agreement between Amper and Elandia dated July 29, 2010, as amended;

•	December 31, 2010 unless the Security Documents are amended consistent with the SAA Amendment provisions; and

•

on February 1, 2011 if, before that date, the parties have not entered into a mutually agreeable amendment to the Contribution Agreement that affords Amper the option, solely in the event that the FCC consents necessary to complete the transactions under the Contribution Agreement cannot be obtained prior to February 1, 2011, to acquire Desca Holdings and Elandia/CTT Holdings, LP (“CTT Holdings”) in a mutually agreeable alternative transaction.

Amendment to Contribution Agreement

As previously disclosed, on July 29, 2010, we entered into a Contribution Agreement (the “Contribution Agreement”) with Amper. Pursuant to the Contribution Agreement, Amper will acquire approximately 85% of our issued and outstanding shares of common stock, after giving effect to the transactions contemplated by the Contribution Agreement, in exchange for the contribution to eLandia by Amper of a material portion of its investment in certain of its subsidiaries.

On December 9, 2010, Amper and the Company entered into a First Amendment to Contribution Agreement (the “Contribution Agreement Amendment”). Pursuant to the Contribution Agreement Amendment, which is effective as of December 2, 2010, the termination date of the Contribution

Agreement was extended to April 30, 2011. In addition, the Contribution Agreement Amendment provides that if Amper expects that the FCC consents necessary to complete the transactions under the Contribution Agreement cannot be obtained prior to February 1, 2011, Amper may seek to acquire Desca Holdings and CTT Holdings in an alternative transaction. We have agreed to use all commercially reasonable efforts to finalize the terms and conditions of such alternative transaction by February 1, 2011.

In addition, certain conditions to the closing of the Contribution Agreement transaction were modified or deleted. In this regard, we are required to take the following actions prior to the closing of the transaction: (a) obtain an updated opinion regarding the fairness of the transaction to our shareholders from a financial point of view, (b) establish a senior management compensation plan for our chief executive officer and our chief financial officer as well as variable compensation plans applicable to all of our employees and (c) obtain evidence of the termination of that certain Voting Trust Agreement by and among Stanford International Bank Ltd., Pete Pizarro and the Company dated February 6, 2009. In addition, pursuant to the Contribution Agreement Amendment the requirement for stockholder approval for the consummation of the transaction was deleted.

Finally, the Contribution Agreement Amendment modifies the termination provisions of the Contribution Agreement to, among other things, be consistent with the new termination date of April 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: December 15, 2010	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

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